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               SUMMER PEAKING CALL OPTION AGREEMENT                 EXHIBIT 10.2

1. This Agreement is made as of April 1, 1999, between Midland Cogeneration Venture Limited Partnership (MCV or Seller), with offices at 100 Progress Place, Midland, Michigan, a Michigan limited partnership and Consumers Energy Company, (Consumers or Buyer) with offices at 212 West Michigan Avenue, Jackson, Michigan, a Michigan corporation. MCV and Consumers are sometimes referred to herein as a "Party" or collectively as the "Parties."

2. Seller agrees to supply and sell to Buyer and Buyer agrees to purchase and accept from the Seller the electrical energy specified on the terms and conditions set forth herein. Seller's obligation to supply energy hereunder shall be limited to energy generated from Seller's existing fifteen generating units (numbered by MCV as Units 1 - 15) and associated equipment as may be modified by MCV from time to time.

3. The following terms, when used in this Agreement with initial capitalization, whether in the singular form or in the plural form, shall have the meaning specified below:

     3.1 Agreement: This Agreement between Seller and Buyer, including all appendices attached hereto, all documents incorporated by reference and all amendments and supplements which can only be approved in writing by the Parties, as may be made from time to time.

     3.2 Monthly Option Premium: The Monthly Option Premium shall be the price paid by Buyer to Seller for each Option Month. Appendix A contains the schedule of Monthly

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          Option Premiums for each Option Month during the Initial Term (defined in Section 4 below) of this Agreement.

     3.3 Delivery Location: Any energy delivered under the terms of this Agreement shall be delivered to the MCV busbar, which connects directly to Consumers' Tittabawassee Substation.

     3.4 Scheduling Agent: For the Seller, the person or persons authorized to receive notices from Buyer nominating the amount of energy to be delivered to Buyer. For the Buyer, the person or persons authorized to nominate the amount of energy to be delivered to Buyer under this Agreement.

     3.5 Authorized Representatives: For each Party, the person authorized to receive any notices, required under this Agreement, other than nomination notices, and resolve any controversy, dispute or claim arising from this Agreement.

     3.6 On-Peak Hours: Those hours between the times of 7:00 AM EDT and 11:00 PM EDT, Monday through Friday, excluding the legal holidays of Independence Day and Labor Day.

     3.7 MCV PPA: The Power Purchase Agreement between Consumers and MCV dated as of July 17, 1986, as amended by Amendment No. 3, dated as of August 28, 1989 and Amendment No. 4A, dated as of May 25, 1989 (Amendment No. 1 being superseded by Amendment No. 3 and Amendment No. 2 having been rendered void ab initio).


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     3.8  Ramping: The amount of energy delivered during the hour immediately prior to and the hour immediately after the Buyer's nominations pursuant to Section 6 of this Agreement, as Seller is increasing or decreasing generation in order to begin deliveries or cease deliveries of the Buyer's nominated energy.

     3.9  Option Months:  The months of June, July, August and September.

4. This Agreement shall become effective as of April 1, 1999, and shall have an initial term ending December 31, 2001(the "Initial Term"). The Agreement may be extended by mutual agreement of the Parties for the period January 1, 2002 through December 31, 2007, conditioned on the Parties reaching, on or before December 31, 2001, a mutually agreeable level of Monthly Option Premiums for the Option Months for the period after the Initial Term and mutually agreeable revisions to Section 9 hereof. If the Parties fail to reach such an agreement, this Agreement shall automatically terminate at the end of the Initial Term. Applicable provisions of this Agreement shall remain in effect after termination to the extent necessary to provide for final billing, billing adjustments and payment.

5. (a) For each Option Month, Buyer shall pay to Seller the Monthly Option Premium set forth in Appendix A to this Agreement for 110 MW of available generating capacity in addition to the 1240 MW of Contract Capacity under the MCV PPA and irrespective of whether Buyer opts to purchase any energy during an Option Month from such additional capacity. Such Monthly Option Premium payment shall be made by wire transfer on or before 1:00 PM of the last Friday of the calendar month prior to each Option Month.



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     (b) For each Option Month (for which the Monthly Option Premium has been timely paid) the Buyer has the right (but not the obligation) to purchase 110 MWh/hr in accordance with Section 6 of this Agreement.

     (c) If Buyer exercises the right set forth in Section 5(b), Buyer shall pay an energy charge, for each MWh delivered (including MWh delivered during Ramping), equal to the sum of (i) the energy charge associated with fixed expense during On-Peak Hours and (ii) the energy charge associated with variable expense (as each is defined and calculated in Exhibit C to the MCV PPA, which Exhibit is incorporated herein by reference and made a part hereof) in accordance with the terms of this Agreement. Buyer will be under no obligation to pay for more energy during any given hour than the greater of the capacity levels nominated pursuant to this Agreement for the hour before or the hour after the given hour.

6. For any of the On-Peak Hours of an Option Month for which Buyer elects to purchase electrical energy from Seller under the terms of this Agreement, Buyer shall provide notice to Seller's Scheduling Agent on or before 10:00 AM EDT of the calendar day prior to the day for which energy is to be delivered. Such notice shall nominate the capacity of the energy to be delivered (stated in MW) in one or more periods of at least 6 consecutive On-Peak Hours at a constant level for each period.



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7.   For any of the On-Peak Hours of an Option Month for which Buyer elects to purchase electrical energy from Seller under the terms of this Agreement, Seller shall deliver the nominated energy (stated in MW) to the Delivery Location.

8. (a) In the event the delivery of energy is interrupted by Buyer, due to causes solely related to Buyer's system or transmission system constraints occurring between the Delivery Location and Buyer's system or if delivery of energy is not accepted by Buyer for reason of Buyer's preference or election, Buyer shall nevertheless pay the energy charge (determined pursuant to Section 5(c)) for the nominated energy that otherwise would have been delivered during the period of interruption or non-acceptance.

     (b) In the event Buyer fails to timely pay any Monthly Option Premium, Seller may suspend its performance under this Agreement until the unpaid Monthly Option Premiums have been paid by Buyer, with interest (calculated from the due date at the rate set forth in Section 13(b)) and Seller's reasonable attorney fees for collection.

     (c) The remedies set forth in this Section 8 shall be the sole and exclusive remedies of Seller for Buyer's interruption or non-acceptance of energy deliveries nominated by Buyer and/or Buyer's failure to timely pay the Monthly Option Premium, as the case may be.

9. In the event Seller fails to deliver the full amount of nominated energy to the Delivery Location for any reason (including, but not limited to, Seller's obligation to deliver energy under the MCV PPA as acknowledged in
     Section 12 hereof) other than an interruption, non-acceptance or failure to pay the Monthly Option Premium by Buyer, Buyer shall pay no

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     energy charge determined pursuant to Section 5(c) hereof for any undelivered MWh and Seller shall refund a portion of the Monthly Option Premium to Buyer as follows: (i) $37.70 per MWh for each MWh that was undelivered during any of the months of June, July or August; or (ii) $18.90 per MWh for each MWh that was undelivered during the month of September. In addition, for periods in which Buyer has not nominated deliveries pursuant to Section 6 and in which capacity was not available (availability to be determined in the same fashion as determined pursuant to the MCV PPA), Seller shall also refund a portion of the Monthly Option Premium to Buyer as follows: (i) $37.70 per MWh for each MWh that was not available during any of the months of June, July or August; or (ii) $18.90 per MWh for each MWh that was not available during the month of September. The remedies set forth in this Section 9 shall be the sole and exclusive remedies of Buyer for Seller's failure to deliver energy and for capacity which was not available hereunder. In the event Seller fails to deliver the full amount of nominated energy to the Delivery Location for six (6) consecutive hours, Buyer may at the end of said six consecutive hours, while such failure to deliver the nominated energy exists, and at its option, suspend for the rest of the day the nomination for the portion of the capacity of energy which the Seller has failed to deliver, provided that the portion suspended cannot reduce the nomination below the highest amount of MW Seller had been able to deliver during the six (6) consecutive hours. Seller shall have an obligation to make refunds of a portion of the Monthly Option Premium for the undelivered MWh in accordance with this Subsection and Seller's obligation to refund shall not be reduced because of Buyer's suspension.

10. Title to the nominated capacity and energy shall pass from Seller to Buyer at the Delivery Location.



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11.  All energy delivered to Buyer at the Delivery Location shall be three-phase alternating current with a nominal frequency of 60 hertz.

12. For purposes for this Agreement only and not as precedence and otherwise without prejudice, the Parties agree that any energy provided to Buyer in accordance with this Agreement is "Residual Energy" as such term is defined in the MCV PPA. The Parties agree that Seller's obligation to provide energy under this Agreement is subordinate to its obligation to deliver:
     (i) energy under the MCV PPA; (ii) energy and steam under MCV's Steam and Electric Power Agreement with The Dow Chemical Company; and (iii) steam under MCV's Steam Purchase Agreement with the Dow Corning Corporation (collectively the "Prior Commitments"). Except as to the Prior Commitments, the Parties also agree that Seller's obligation to provide energy under this Agreement has priority over its obligations to deliver energy to any third parties with whom Seller contracts after December 31, 1998. Deliveries to such third parties shall be terminated by Seller before any reductions by Seller in deliveries to Buyer under this Agreement.

13.  Billing:

     (a) Within 5 days after the end of each Option Month under this Agreement, Seller shall issue an invoice for the Option Month to Buyer stating the amount of energy delivered, the price for such energy, the unavailable capacity (in MWh) and refunds related thereto, the MWh of energy undelivered and refunds related thereto and the total net amount due if positive. Buyer shall pay such invoices by wire transfer on the 21st day of the calendar month in which the invoice was received. In the event any portion of an

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         invoice is disputed by Buyer: (i) the undisputed amount shall be paid by the normal due date; (ii) Buyer shall promptly provide Seller a written detailed explanation concerning the amount in dispute; and
         (iii) Buyer shall promptly pay the correct amount after the dispute is resolved with interest calculated from the original due date to the date of payment in accordance with the interest rate specified in Subsection 13 (b) of this Agreement. In the event the total net amount is negative, Seller shall provide a payment to Buyer by electronic wire transfer of the amount by which the refund owed is different than zero within 3 business days of such invoice.

(b) Amounts billed but not paid on or before the due date shall be payable with interest accrued daily at the prime rate of interest per annum established by the Bank of America, or its successor, on the last business day of the Option Month for which an invoice was rendered, plus one percent per annum, but in no event greater than the maximum interest rate permitted by law.

(c)      All billings shall be sent as follows:

         To Buyer:              Consumers Energy Company
                                       1945 West Parnall Road
                                       Jackson.  MI 49201
                                       Attn: Karen E. Feahr
                                       Fax  (517)788-1105



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     (d)  All payments shall be made by electronic wire transfer as follows:

                                       U.S. Bank Trust N A
                                       Minneapolis, MN
                                       ABA#     091000022
                                       Acct. No.:        180121167365
                                       Ml Clearing #47300196 - FBO MCV 76608640

14. Limitation of Liability and Indemnification: Neither Party shall, in any event, be liable to the other Party for any consequential, incidental, indirect or special damages to person or property whether arising in tort, contract or otherwise, by reason of this Agreement or any services performed or undertaken to be performed by Seller or Buyer hereunder. Liability of Seller shall be limited to the money payment provided above.

15. Consents, Approvals and Authorizations: Each Party shall be responsible for obtaining all consents, approvals and authorizations necessary for it to enter into this Agreement, including, but not limited to, regulatory approvals and shall supply the other Party with copies of such consents, approvals and authorizations upon request. Each Party shall be entitled to rely on the other Party's execution of this Agreement as evidence of its having acquired all such consents, approvals and authorizations.

16. Scheduling Agent: Within 30 days after executing this Agreement the Buyer shall provide notice to the Seller as to the name, title, address, phone number, and fax number of the person or persons authorized to act as Buyer's Scheduling Agent. Within 30 days after executing this Agreement the Seller shall provide notice to the Buyer as to the name, title, address, phone number, and fax number of the person authorized to act as Seller's Scheduling Agent. Nominations and Notice of Nominations by Buyer shall be in writing and



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     delivered by Fax and Seller shall promptly confirm, in writing and delivered by Fax, receipt of such notices.

17. Disputes: Any controversy, dispute or claim arising out of or relating to this Agreement shall first be submitted to the Authorized Representatives for resolution. If the Authorized Representatives are unable to reach agreement within 60 days after submission, either Party may request arbitration of the controversy, dispute or claim. Such arbitration shall be conducted only if both Parties agree to arbitration and shall be conducted in accordance with arbitration rules agreed upon by the Parties. If the Parties do not agree to arbitration, either Party shall have the right to seek resolution of the controversy, dispute or claim in such manner as may be provided by law, except as limited by this Agreement.

18. Non-Waiver: Any waiver of the requirements or provisions of this Agreement shall be in writing. The failure of either Party to insist upon strict performance of such requirements or provisions or to exercise any right hereunder shall not be construed as a waiver of such requirement or provision or a relinquishment of such right.

19. Force Majeure: Force Majeure means causes beyond the reasonable control of and without fault or negligence of the Party claiming Force Majeure. Neither Party shall be considered in default in the performance of its obligations under this Agreement, if its failure to perform was caused by or results, directly or indirectly, from Force Majeure. For purposes of this Agreement, Force Majeure shall include, sabotage to machinery, transmission lines or facilities; flood, earthquake, storm, drought, fire, pestilence, lightning, and other natural catastrophes; epidemic, war, riot, civil disturbance or disobedience, strike, labor dispute, labor or material shortage, sabotage, government priorities, restraint by court order, which



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     by exercise of due diligence such Party has been unable to overcome, provided however, that a change in market conditions or transmission system availability, including Line Load Relief procedures, shall not constitute Force Majeure. A Party unable to fulfill any of its obligations under this Agreement shall notify the other Party in writing as soon as possible and shall exercise due diligence to remove such inability with all reasonable dispatch. Nothing in this Section shall be construed so as to require a Party to settle any labor strike or labor dispute in which it may be involved. All Monthly Option Premium payments made by Buyer to Seller for any day in which the Force Majeure conditions are claimed by Seller to exist shall be refunded to the Buyer in accordance with Section 9 of this Agreement.

20. Governing Law: This Agreement shall be interpreted in accordance with the laws of the State of Michigan and any actions with respect thereto may be brought only in a court of competent jurisdiction in Michigan.

21. Notices: Any formal notice, demand or request provided for in this Agreement except notice of nominations, shall be deemed to be properly given or made if personally delivered, telecopied, sent by courier service or sent by certified mail, postage prepaid to the following Authorized
     Representative:

               To Buyer:        Consumers Energy Company

                                         1945 West Parnall Road
                                         Jackson, Michigan 49201
                                         Fax (517) 788-2997
                                         Attn: David F. Ronk, Jr.



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               To Seller:       Midland Cogeneration Venture Limited Partnership
                                         100 Progress Place
                                         Midland, Michigan 48640
                                         Attn: LeRoy W. Smith
                                         Fax (517) 839-6793

     Either Party may at any time, by written notice to the other Party, change the designation or address of the Authorized Representative.

22. Assignment: Buyer may sell, assign or transfer its rights under this Agreement to any other person. However, any obligation to make payment to Seller shall remain with Buyer unless and until Buyer obtains the prior written consent of the Seller, which shall not be unreasonably withheld. At the time of any assignment, Buyer shall promptly notify Seller of the assignment, including the identity, telephone number and fax number of the Scheduling Agent and Authorized Representative of the assignee. Seller may sell, assign or transfer its rights or obligations under this Agreement with the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

23. Change in Law: No change in any existing order, or any future order of the Michigan Public Service Commission or any other court or tribunal shall give cause to Buyer to affect or change the terms and conditions of this Agreement.

24. Partner and Affiliate Exculpation: Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of the Parties arising out of, or in connection with this Agreement or any other agreements entered into pursuant hereto shall not be enforced by any action or proceeding wherein damages or any money judgment or specific


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     performance of any covenant in such document and whether based upon contract, warranty, negligence, indemnity, strict liability or otherwise, shall be sought against the assets of the partners or affiliates of the Parties. By entering into this Agreement, the Parties waive any and all right to sue for, seek or demand any judgment against such respective partners or affiliates and their respective affiliates, other than Buyer or Seller as the case may be, by reason of the nonperformance by Seller or Buyer, as the case may be, of their respective obligations under this Agreement or any other agreements entered into pursuant hereto, except to the extent such partners or affiliates are legally required to be named in any action to be brought against Seller or Buyer, as the case may be.

25. The signatories hereto represent that they are authorized to sign this Agreement on behalf of the Party for whom they sign.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals to be effective the date first above written.


Seller:                              Buyer:

MIDLAND COGENERATION VENTURE         CONSUMERS ENERGY COMPANY
LIMITED PARTNERSHIP


By:        James M. Kevra          By:             David W. Joos
   -----------------------------        ---------------------------------------
Its: President and CEO             Its: President and Chief Executive Officer-
                                        Electric and Executive Vice President
Date:       April 5, 1999           Date:         March 30, 1999
     ---------------------------         --------------------------------------




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APPENDIX A


 OPTION MONTH               MONTHLY
                        OPTION PREMIUM

June 1999             $   1,459,744.00
July 1999             $   1,459,744.00
August 1999           $   1,459,744.00
September 1999        $     698,544.00

June 2000             $   1,459,744.00
July 2000             $   1,327,040.00
August 2000           $   1,526,096.00
September 2000        $     665,280.00

June 2001             $   1,393,392.00
July 2001             $   1,393,392.00
August 2001           $   1,526,096.00
September 2001        $     632,016.00





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